CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Trigger Performance Securities due 2020	$1,245,500	$144.73

Pricing Supplement No. 539 Registration Statement No. 333-200365 Dated September 28, 2015 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $1,245,500 Trigger Performance Securities

Linked to the EURO STOXX® Mid Index due September 30, 2020

Principal at Risk Securities

Investment Description

These Trigger Performance Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley with returns linked to the performance of the EURO STOXX® Mid Index (the “Index”). If the Index Return is greater than zero, Morgan Stanley will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate of 155.10%. If the Index Return is less than or equal to zero, Morgan Stanley will either pay the full Principal Amount at maturity, or, if the Final Level is less than the Trigger Level, Morgan Stanley will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. These long-dated Securities are for investors who seek an equity index-based return and who are willing to risk a loss on their principal and forgo current income in exchange for the Participation Rate feature and the contingent repayment of principal, which applies only if the Final Level is not less than the Trigger Level, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates
❑	Participation in Positive Index Returns: If the Index Return is greater than zero, Morgan Stanley will pay the Principal Amount at maturity plus pay a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is less than zero, investors may be exposed to the negative Index Return at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Index Return is equal to or less than zero and the Final Level is not less than the Trigger Level, Morgan Stanley will pay the Principal Amount at maturity. However, if the Final Level is less than the Trigger Level, Morgan Stanley will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.
Trade Date	September 28, 2015
Settlement Date	September 30, 2015
Final Valuation Date*	September 24, 2020
Maturity Date*	September 30, 2020

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate Morgan Stanley TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF Morgan Stanley.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

Morgan Stanley is offering Trigger Performance Securities linked to the EURO STOXX® Mid Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Index	Initial Level	Participation Rate	Trigger Level	CUSIP	ISIN
EURO STOXX® Mid Index	349.23	155.10%	261.92, which is approximately 75% of the Initial Level	61765R313	US61765R3131

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.550 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.35	$9.65
Total	$1,245,500	$43,592.50	$1,201,907.50
(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 20.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 19, 2014:

http://www.sec.gov/Archives/edgar/data/895421/000095010314008172/dp51153_424b2-seriesf.htm

t	Prospectus dated November 19, 2014:

http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Performance Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 19, 2014 and the Morgan Stanley prospectus supplement dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.550.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Participation Rate and the Trigger Level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Index.
♦	You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.
♦	You seek an investment with returns based on the performance of mid-capitalization companies located within the Eurozone.
♦	You believe the Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Participation Rate of 155.10%.
♦	You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.
♦	You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Index.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with returns based on the performance of mid-capitalization companies located within the Eurozone.
♦	You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.
♦	You are unwilling to invest in the Securities based on the Participation Rate of 155.10%.
♦	You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.
♦	You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms	Investment Timeline
Issuer	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	5 years
Index	EURO STOXX® Mid Index
Trigger Level	261.92, which is approximately 75% of the Initial Level.
Participation Rate	155.10%
Payment at Maturity (per Security)

If the Index Return is greater than zero, Morgan Stanley will pay you an amount calculated as follows:

$10 + [$10 × (Index Return × Participation Rate)]

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level, Morgan Stanley will pay you a cash payment of:

$10 per Security

If the Final Level is less than the Trigger Level, Morgan Stanley will pay you an amount calculated as follows:

$10 + ($10 × Index Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Index Return.

Index Return	Final Level – Initial Level Initial Level
Initial Level	349.23, which is the Closing Level of the Index on the Trade Date.
Final Level	The Closing Level of the Index on the Final Valuation Date.
Final Valuation Date	September 24, 2020, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61765R313 / US61765R3131
Calculation Agent	Morgan Stanley & Co. LLC

Trade Date	The Closing Level of the Index (Initial Level) is observed, the Trigger Level is determined and the Participation Rate is set.
The Final Level and Index Return are determined on the Final Valuation Date.
Maturity Date

If the Index Return is greater than zero, Morgan Stanley will pay you a cash payment per Security equal to:

$10 + [$10 × (Index Return × Participation Rate)]

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, Morgan Stanley will pay you a cash payment of $10 per $10 Security.

If the Final Level is less than the Trigger Level on the Final Valuation Date, Morgan Stanley will pay you a cash payment at maturity equal to:

$10 + ($10 × Index Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY. IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

♦	The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that Morgan Stanley is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Level is less than the Trigger Level (which is 75% of the Initial Level), you will be exposed to the full negative Index Return and the payout owed at maturity by Morgan Stanley will be an amount in cash that is at least 25% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Index from the Initial Level to the Final Level. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦	You may incur a loss on your investment if you sell your Securities prior to maturity – The Trigger Level is observed on the Final Valuation Date and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Level of the Index is above the Trigger Level at that time.

♦	The Participation Rate applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index's return even if such return is positive. You can receive the full benefit of the Participation Rate from Morgan Stanley only if you hold your Securities to maturity.

♦	The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities – You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

♦	The Securities do not pay interest – Morgan Stanley will not pay any interest with respect to the Securities over the term of the Securities.

♦	The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the value of the Index at any time,

o	the volatility (frequency and magnitude of changes in value) of the Index,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or stock markets generally and which may affect the Initial Level and/or the Final Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Index at the time of sale is at or below or moderately above its Initial Level, and especially if it is near or below the Trigger Level, or if market interest rates rise. You cannot predict the future performance of the Index based on its historical performance.

♦	The amount payable on the Securities is not linked to the level of the Index at any time other than the Final Valuation Date – The Final Level will be based on the Closing Level of the Index on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if the level of the Index appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Index prior to such drop. Although the actual level of the Index on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Closing Level of the Index on the Final Valuation Date as compared to the Initial Level.

♦	The Securities are linked to the EURO STOXX® Mid Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the EURO STOXX® Mid Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. See the description of the Index in “Annex A: The Euro STOXX® Mid Index” below.

♦	Investing in the Securities is not equivalent to investing in the Index or the stocks composing the Index –Investing in the Securities is not equivalent to investing in the Index or the stocks that constitute the Index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Index. Additionally, the Index is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Index, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦	Adjustments to the Index could adversely affect the value of the Securities – The index publisher of the Index is responsible for calculating and maintaining the Index. The index publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Index. The index publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Index and, consequently, the value of the Securities.

♦	The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities – One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities, including trading in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Index, in futures or options contracts on the constituent stocks of the Index, as well as in other instruments related to the Index, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Level of the Index, and, therefore, could have increased the Trigger Level, which is the level at or above which the Index must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of the Index on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦	Potential conflict of interest – As Calculation Agent, MS & Co. has determined the Initial Level, the Trigger Level and the Participation Rate, will determine the Final Level and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Level in the event of a discontinuance of the Index or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦	Uncertain Tax Treatment – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities and reflect the Participation Rate of 155.10% and the following terms*:

Investment term:	5 years
Hypothetical Initial Level:	400
Hypothetical Trigger Level:	300 (75% of the hypothetical Initial Level)
Participation Rate:	155.10%

* The actual Initial Level and Trigger Level are specified on the cover of this pricing supplement.

Example 1— The level of the Index increases from an Initial Level of 400 to a Final Level of 440. The Index Return is greater than zero and expressed as a formula:

Index Return = (440 - 400) / 400 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 155.10%)] = $11.55

Because the Index Return is equal to 10.00%, the Payment at Maturity is equal to $11.55 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 15.5%.

Example 2— The Final Level is equal to the Initial Level of 400. The Index Return is zero and expressed as a formula:

Index Return = (400 – 400) / 400 = 0.00%

Payment at Maturity = $10.00

Because the Index Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 3— The level of the Index decreases from an Initial Level of 400 to a Final Level of 360. The Index Return is negative and expressed as a formula:

Index Return = (360 - 400) / 400 = -10.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, Morgan Stanley will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Index decreases from an Initial Level of 400 to a Final Level of 160. The Index Return is negative and expressed as a formula:

Index Return = (160 - 400) / 400 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Index Return is less than zero and the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Index on the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4.00 per $10.00 Principal Amount of Securities, resulting in a total loss on the Securities of 60.00%.

If the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index*		Performance of the Securities
Final Level	Index Return	Participation Rate	Payment at Maturity	Return on Securities Purchased at $10.00(1)
800	100.00%	155.10%	$25.510	155.10%
760	90.00%	155.10%	$23.959	139.59%
720	80.00%	155.10%	$22.408	124.08%
680	70.00%	155.10%	$20.857	108.57%
640	60.00%	155.10%	$19.306	93.06%
600	50.00%	155.10%	$17.755	77.55%
560	40.00%	155.10%	$16.204	62.04%
520	30.00%	155.10%	$14.653	46.53%
480	20.00%	155.10%	$13.102	31.02%
440	10.00%	155.10%	$11.551	15.51%
400	0.00%	N/A	$10.000	0.00%
360	-10.00%	N/A	$10.000	0.00%
320	-20.00%	N/A	$10.000	0.00%
300	-25.00%	N/A	$10.000	0.00%
296	-26.00%	N/A	$7.400	-26.00%
280	-30.00%	N/A	$7.000	-30.00%
240	-40.00%	N/A	$6.000	-40.00%
200	-50.00%	N/A	$5.000	-50.00%
160	-60.00%	N/A	$4.000	-60.00%
120	-70.00%	N/A	$3.000	-70.00%
80	-80.00%	N/A	$2.000	-80.00%
40	-90.00%	N/A	$1.000	-90.00%
0	-100.00%	N/A	$0.000	-100.00%

* The Index excludes cash dividend payments on stocks included in the Index.

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

What are the tax consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding the possible application of FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s

U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The EURO STOXX® Mid Index

The EURO STOXX® Mid Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX® Mid Index began on October 11, 1999, based on an initial index value of 100 at December 31, 1991. The EURO STOXX® Mid Index is composed of 93 component stocks of mid-capitalization companies from within the STOXX® Europe 600 Indices, which includes stocks selected from the Eurozone. For additional information about the EURO STOXX® Mid Index, see the information set forth under Annex A: The “EURO STOXX ® Mid Index” below.

“EURO STOXX® Mid Index” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. For more information, see Annex A: The “EURO STOXX® Mid Index” below.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX® Mid Index for each quarter in the period from January 1, 2008 through September 28, 2015. The Closing Level of the EURO STOXX® Mid Index on September 28, 2015 was 349.23. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the EURO STOXX® Mid Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX® Mid Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	357.61	296.91	314.48
4/1/2008	6/30/2008	350.68	303.37	303.37
7/1/2008	9/30/2008	299.95	246.32	251.67
10/1/2008	12/31/2008	251.29	180.51	193.97
1/1/2009	3/31/2009	207.08	158.24	174.38
4/1/2009	6/30/2009	222.01	176.35	210.78
7/1/2009	9/30/2009	259.98	200.86	259.22
10/1/2009	12/31/2009	265.94	241.28	252.75
1/1/2010	3/31/2010	268.37	236.87	265.81
4/1/2010	6/30/2010	274.58	226.49	235.81
7/1/2010	9/30/2010	258.14	231.25	255.62
10/1/2010	12/31/2010	276.02	253.92	271.65
1/1/2011	3/31/2011	287.91	264.66	279.22
4/1/2011	6/30/2011	285.87	260.44	271.36
7/1/2011	9/30/2011	275.10	197.95	206.12
10/1/2011	12/31/2011	227.18	190.62	211.79
1/1/2012	3/30/2012	248.99	211.81	242.67
4/1/2012	6/30/2012	244.72	204.07	220.00
7/1/2012	9/30/2012	245.59	210.51	236.94
10/1/2012	12/31/2012	253.35	231.08	250.34
1/1/2013	3/31/2013	270.66	254.50	263.78
4/1/2013	6/30/2013	278.33	252.46	259.73
7/1/2013	9/30/2013	299.51	259.68	294.88
10/1/2013	12/31/2013	315.09	294.50	315.09
1/1/2014	3/31/2014	337.72	313.00	337.25
4/1/2014	6/30/2014	347.56	324.23	333.33
7/1/2014	9/30/2014	337.72	306.02	321.72
10/1/2014	12/31/2014	333.08	289.66	324.30
1/1/2015	3/31/2015	391.15	315.73	386.37
4/1/2015	6/30/2015	403.79	369.37	372.10
7/1/2015	9/28/2015*	396.34	347.19	349.23

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX® Mid Index from January 1, 2008 through September 28, 2015, based on information from Bloomberg. Past performance of the EURO STOXX® Mid Index is not indicative of the future performance of the EURO STOXX ® Mid Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t	“Closing Level” means, on any Index Business Day for the Index, the closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher. In certain circumstances, the Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

t	“Index Business Day” means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means:

(i)   the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (or the Successor Index (as defined below under “—Discontinuance of the Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means, with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Index occurs on such date, the Closing Level for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Closing Level with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher of the Index discontinues publication of the Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Level of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined, and, to the extent the Closing Level of the Successor Index differs from the Closing Level of the Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Level and Trigger Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level of the Index for such date. The Closing Level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Final Valuation Date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to the Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Level, the Final Level, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the constituent stocks of the Index and in futures or options contracts on the Index or the constituent stocks of the Index. Such purchase activity could have increased the Initial Level of the Index, and, therefore, could have increased the Trigger Level, which is the level at or above which the Index must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Index, futures or options contracts on the Index or the constituent stocks of the Index, as well as other instruments related to the Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Index, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Annex A: The Euro STOXX® Mid Index

The EURO STOXX® Mid Index (the “Index”) is derived from the STOXX® Europe 600 Index (“SXXP”) and is comprised of mid-capitalization companies from across the Eurozone. The Index is a price-return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Index began on October 11, 1999, based on an initial index value of 100 at December 31, 1991. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index. The index is reported daily by Bloomberg L.P. under the symbol “MCXE.”

Composition of the Index

The Index is derived from the SXXP. The SXXP has a fixed number of components which represent the largest companies in terms of free-float market capitalization from across 18 countries of the Eurozone: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The Index has a variable number of components and is designed to provide a representation of the mid-capitalization companies within the Eurozone, or the middle 33⅓% of the SXXP. The largest 58⅓% of the stocks in the SXXP qualify for selection in the Index. Of the 58⅓%, 33⅓% are included in the EURO STOXX® Large Index, with the remaining 25% (58⅓% - 33⅓%) included in the Index. To achieve the remaining 8⅓% to reach 33⅓%, stocks are selected from the largest remaining current large-capitalization and mid-capitalization components of the SXXP ranked between 58⅓% and 75%. As of July 20, 2015, there are 93 stocks included in the Index.

Computation of the Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares and free float factor for each component stock as of the time the Index is being calculated.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur due to certain corporate actions, depending on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax, if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 100% (B / A ≥ 1) the adjustment of the shares and weight factors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decrease	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decrease	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease	H) Repurchase Shares-Self-Tender adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares) new number of shares = old number of shares − number of tendered shares
DIVISOR:	Decrease	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increase

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

License Agreement between STOXX Limited and Morgan Stanley. STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the EURO STOXX® Mid Index which is owned and published by STOXX Limited, in connection with the Securities.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this document:

The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the EURO STOXX® Mid Index which are determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating the the EURO STOXX® Mid Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURO STOXX® MID INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE EURO STOXX® MID INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EURO STOXX® MID INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“EURO STOXX® Mid Index” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Securities.